Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2009 Equity Incentive Plan of Valence Technology, Inc. of our reports dated May 25, 2011, with respect to the financial statements (which report expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph concerning substantial doubt about the Company's ability to continue as a going concern) and the effectiveness of internal control over financial reporting, which appears in Valence Technology, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ PMB HELIN DONOVAN, LLP
PMB HELIN DONOVAN, LLP
Austin, Texas
May 26, 2011